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                            ASSET PURCHASE AGREEMENT



      THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 1st day of October, 1997 ("Effective Date"), by and between ELECTRONIC DESIGNS, INC., a corporation organized and existing under the laws of the State of Delaware with its principal place of business at One Research Drive, Westborough, Massachusetts ("Seller"), and ADVANCED REFRACTORY TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of New York with its principal place of business at 699 Hertel Avenue, Buffalo, New York ("Buyer").

      WHEREAS Seller is engaged in the synthetic diamond films and coating business and the manufacture of diamond using chemical vapor deposition at 3506 Bassett Street, Santa Clara, California 95054 (the "Premises") ("Crystallume Business");

      WHEREAS Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the rights, properties and assets of Seller which are necessary or used in connection with the Crystallume Business, upon the terms and conditions set forth herein; and

      WHEREAS Seller reserves no right, title or interest in or to the Crystallume Business other than as provided in the Security Agreement (as hereinafter defined) and the Royalty Agreement (as hereinafter defined).

      NOW THEREFORE, in consideration of the representations, warranties and agreements of the parties hereto (individually, a "Party"; collectively, the "Parties") hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereby agree as follows:

                                    ARTICLE 1
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                           PURCHASE AND SALE OF ASSETS

      1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase, accept and acquire from Seller, and Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer (or Buyer's assignee), at the Closing (as hereinafter defined), all right, title and interest of Seller in and to all of the rights, properties and assets of every kind and type, tangible and intangible, real and personal, which are necessary or used for the operation of the Crystallume Business or otherwise primarily relate to the Crystallume Business, as owned or held by Seller, wherever located, free and clear of all liens and encumbrances of any kind other than the Assumed Liabilities (as hereinafter defined), but excluding the Excluded Assets (as hereinafter defined), (collectively, the "Purchased Assets"). Without in any way limiting the generality of the foregoing, the Purchased Assets shall include, without limitation, all right, title and interest of any kind owned or held by Seller in or to the following:

            a. Inventory - the supplies, raw materials, work-in-process, finished goods inventories, including, without limitation, all materials and goods in transit and at all locations, set forth on Schedule 1.1a attached hereto and made a part hereof, adjusted to reflect changes in the level and composition of such inventories occurring in the ordinary course of business since, October 21, 1997 (collectively, the "Inventory");

            b. Technical Documentation - all technical and descriptive documents and materials relating to the acquisition, design, development, maintenance, practice or use of the Intellectual Property (as hereinafter defined), as set forth on Schedule 1.1b attached hereto and made a part hereof (the "Technical Documentation");


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            c. Machinery and Equipment - those items of equipment, machinery, tools, data processing hardware and the like of every description and kind, and all replacement and component parts and supplies therefor, including, without limitation, Seller's rights under all related warranties, set forth on Schedule 1.1.c attached hereto and made a part hereof (collectively, the "Machinery and Equipment");

            d. Furniture and Fixtures - those items of furniture and fixtures, leasehold improvements, and all other tangible personal property of every description and kind, set forth on Schedule 1.1.d attached hereto and made a part hereof, adjusted to reflect changes in such items occurring in the ordinary course of business since October 21, 1997 (collectively, the "Furniture and Fixtures");

            e. Assumed Leases - [Reserved];

            f. Assumed Leases and Contracts - all of Seller's right, title and interest in and to those contracts, agreements, understandings, purchase orders, licenses, equipment leases, commitments and arrangements, set forth on Schedule 1.1.f attached hereto and made a part hereof (collectively, the "Assumed Leases and Contracts");

            g. Business Records - all business and marketing books, records, documents and files, including, without limitation, operating records, asset ledgers, inventory records, customer lists, supplier lists, employment and consulting agreements, supplier lists, information and data respecting leased or owned equipment, correspondence and mailing lists, advertising materials and brochures and other business records, relating to the ownership or use of any of the Purchased Assets, but excluding the Retained Business Records (as hereinafter defined), (collectively, the "Business Records");


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            h. Assumed Authorizations - all of Seller's right, title and interest in and to those approvals, authorizations, certifications, consents, variances, permissions, orders, waivers, licenses, accreditations, permits and the like to or from, or filings, registration, notices, recordings or the like to or with, any Government Authorities or other Persons, set forth on Schedule 1.1h attached hereto and made a part hereof (collectively, the "Assumed Authorizations");

            i. Purchased Intellectual Property - those patents, patent applications, trademarks, service marks, trade names, copyrights, software, technologies, formulas, compositions, processes, inventions, trade secrets, know-how, mask works, ideas, improvements, concepts, information, methods, studies, data, confidential and/or proprietary information (including, without limitation, registrations, licenses and applications pertaining thereto) and other intellectual property rights owned by Seller as set forth on Schedule 1.1i attached hereto and made a part hereof (collectively, the "Purchased Intellectual Property");

            j. Licensed Intellectual Property - those rights to practice and use the patents, patent applications, licenses, trademarks, service marks, trade names, copyrights, software, technologies, formulas, compositions, processes, inventions, trade secrets, know-how, mask works, ideas, improvements, concepts, information, methods, studies, data, confidential information (including, without limitation, registrations, licenses and applications pertaining thereto) and other intellectual property rights and other proprietary information or intangible property of any kind licensed by Seller from a Person, as provided in those licenses and other agreements identified on Schedule 1.1j attached hereto and made a part hereof (collectively, the "Licensed Intellectual Property");


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            k. Claims - [Reserved];

            l. Prepaid Expenses and Deposits - those prepaid expenses, security deposits and other deposits of Seller, as set forth on Schedule 1.1l attached hereto and made a part hereof (collectively, the "Prepaid Expenses");

            m. Warranties - all express and implied warranties inuring to the benefit of Seller and any and all rights and claims thereunder in each case related to the ownership or use of any of the Purchased Assets, and all other guarantees, warranties, indemnities, licenses and similar rights in favor of Seller with respect to the ownership or use of any of the Purchased Assets;

            n. Telephone Numbers - all telephone numbers used by Seller relating primarily to the operation of the Crystallume Business, to the extent transferable;

            o. Goodwill - all goodwill and going concern value related to the Crystallume Business (collectively, the "Goodwill"); and

            p. Customers/Suppliers Records - all Business Records pertaining to Seller's customers set forth on Schedule 1.1p attached hereto and made a part hereof (collectively, the "Customers") or Seller's suppliers set forth on
Schedule 1.1p (collectively, the "Suppliers"), and all of Seller's rights and benefits accruing under any and all agreements, arrangements or understandings with any Customer or Supplier.

      1.2 Intent of the Parties. The Schedules to this Agreement are intended to be complete. To the extent any Purchased Asset is not properly itemized or does not appear on the applicable Schedule where required, then, unless this Agreement or any Schedule provides otherwise, such Purchased Asset shall nonetheless be deemed transferred to Buyer at Closing.


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      1.3 Excluded Assets. The following assets of Seller (collectively, the
"Excluded Assets") shall be retained by Seller and shall not be included in the Purchased Assets, and Buyer is not purchasing or assuming any debt, obligation or liability of any kind of Seller with respect to, any of the following: (a) cash; (b) accounts receivable; (c) Seller's central financial, administrative and similar books and records which do not relate primarily to the operation of the Crystallume Business or the ownership or the use of any Purchased Asset ("Retained Business Records"); (d) any asset of Seller's Employee Benefit Plans (as hereinafter defined); (e) all other assets which are not covered by the scope of Section 1.1 or which are not deemed transferred under Section 1.2 ; and
(f) any claims ("Retained Claims") relating to Seller's operation of the Crystallume Business prior to the Closing or Seller's use or ownership of any of the Purchased Assets prior to the Closing, only for the sole and limited purpose of and only to the extent necessary for, defending or asserting directly-related counterclaims with respect to, any action or proceeding brought by any Person against Seller after the Closing; provided, however, notwithstanding anything to the contrary contained herein, Seller's retention and use of the Retained Claims shall not in any way adversely effect Buyer's operation of the Crystallume Business or Buyer's use or ownership of any Purchased Asset.

      1.4 Reservation of Certain Rights by Seller. Seller does not reserve or retain any right, title or interest of any kind in or to the Crystallume Business or any of the Purchased Assets, except as otherwise expressly set forth in the Security Agreement, the Royalty Agreement or Section 1.3.

      1.5 Bulk Sales Compliance. With regard to the transactions contemplated in this Agreement or in any other Covered Agreement, Buyer hereby waives compliance by Seller under


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any bulk transfer or similar law of any jurisdiction, subject to the indemnification provided by Seller under Article 12.

                                    ARTICLE 2

                            ASSUMPTION OF LIABILITIES

      2.1 Enumeration of Assumed Liabilities. At the Closing, in consideration of the sale and assignment by Seller of the Assumed Leases and Contracts and in reliance upon Seller's representations and warranties contained in Section 4.10, subject to Section 2.2, Buyer shall assume and become liable for and shall thereafter pay, perform, assume or discharge, all debts, obligations and liabilities of Seller under the Assumed Leases and Contracts which arise or accrue after the Closing (collectively, the "Assumed Liabilities"). The Assumed Liabilities do not include any debt, obligation or liability of Seller not specifically and expressly assumed by Buyer in this Section 2.1. Subject to the express exclusions set forth in Section 2.2, the Assumed Liabilities shall consist only of the following:

            a. Assumed Liabilities - all Assumed Liabilities, except to the extent attributable to: (1) any breach or default by Seller under any of the Assumed Liabilities (other than as set forth on Schedule 2.1 attached hereto and made a part hereof); or (2) any material liability or obligation outside the ordinary course of business not disclosed by Seller pursuant to this Agreement; and

            b. Other Liabilities - any other liabilities specifically set forth on Schedule 2.1.


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      2.2 No Other Assumption. Notwithstanding anything to the contrary contained herein, except as otherwise specifically and expressly provided in
Section 2.1, the Parties expressly agree and acknowledge that:

            a. Buyer shall not be responsible or liable for, nor does Buyer assume or become liable for or agree to pay, perform, assume or discharge, any debts, obligations or liabilities of Seller of any type or description whatsoever, whether such debts, obligations or liabilities are: (1) related or unrelated to the Crystallume Business, any of the Purchased Assets or the transactions contemplated in this Agreement or in any other Covered Agreement (as hereinafter defined) in Section 10.7; or (2) known or unknown, absolute or contingent, direct or indirect, and regardless of when or how any such debts, obligations or liabilities have heretofore arisen or may hereafter arise; and

            b. Seller shall remain fully responsible and liable for any and all debts, obligations or liabilities of Seller of any type or description whatsoever.

      2.3 Delivery of Assignment and Assumption Agreement. At the Closing, Buyer and Seller shall each execute and deliver an assignment and assumption agreement with regard to the assignment by Seller and the assumption by Buyer of the Assumed Liabilities, which shall be in form and substance mutually satisfactory to the Parties and their respective counsel, in their respective sole discretion.

                                    ARTICLE 3

                                PRICE AND PAYMENT

      3.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price payable by Buyer to Seller for the Purchased Assets and in


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consideration for the Covered Agreements ("Purchase Price"), shall be as follows: (a) the sum of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00), payable as provided in Section 3.2(a); and (b) the Royalty payable as provided in Section 3.2(b).

      3.2 Payment of Purchase Price. The Purchase Price shall be payable to Seller, as follows: (a) wire transfer by Buyer at the Closing of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) in immediately available funds to an account designated in writing by Seller; and (b) Buyer's agreement for the payment of the Royalty provided for in Section 2, Section 3 and Section 4 of the Royalty Agreement (as hereinafter defined).

      3.3 Proration. The items set forth on Schedule 3.3 attached hereto and made a part hereof relating to the Purchased Assets and Assumed Liabilities shall be prorated as of the Closing.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer, as follows:

      4.1 Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to conduct and operate the Crystallume Business as is now being conducted and as presently contemplated to be conducted, and to carry out the transactions contemplated in this Agreement and in any other Covered Agreement to which Seller is a party. Seller is qualified to do business in each of the jurisdictions in which the character of its assets or the nature of its activities makes such qualification in such jurisdictions necessary, except where the failure to so


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qualify would not have a material adverse effect, financial or otherwise, on the operation of the Crystallume Business or the ownership or use of any Purchased Assets.

      4.2 Authority. The execution and delivery of this Agreement and the other Covered Agreements to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of Seller, including, without limitation, Seller's Board of Directors, and Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Covered Agreements to which it is a party. This Agreement and the other Covered Agreements to which it is a party have been duly executed and delivered by Seller and constitute legal, valid and binding agreements of Seller enforceable in accordance with their respective terms (except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights or the application of equitable principles in any action, legal or equitable or except as to the enforceability of any noncompetition provision in the Confidentiality/Noncompetition Agreement (as hereinafter defined)). Seller has full power and authority to perform its obligations under this Agreement and the other Covered Agreements to which it is a party and the transactions contemplated herein and therein.

      4.3 No Conflicts. Neither the execution and delivery of this Agreement or any other Covered Agreement to which it is a party, nor the performance of this Agreement or any other Covered Agreement to which it is a party, nor the consummation of the transactions contemplated herein or therein, will: (a) conflict with or constitute a breach of or a default under, or an event which, with or without notice or lapse of time, or both, would be a breach of, default

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under or violation of: (1) Seller's Certificate of Incorporation or By-Laws; or
(2) any agreement, document, indenture, mortgage or other instrument or undertaking to which Seller is a party or to which any of its properties is subject, which breach, default or violation would have a material adverse effect, financial or otherwise, on Seller's operation of the Crystallume Business or ownership or use of any of the Purchased Assets or would be a material violation of any Applicable Law; or (b) result in the creation or imposition of any lien or encumbrance of any kind upon the Crystallume Business or any of the Purchased Assets.

      4.4 Consents. Except as set forth on Schedule 4.4 attached hereto and made a part hereof, no Consent is necessary or required in connection with the valid execution, delivery and performance of this Agreement or any other Covered Agreement to which Seller is a party or the consummation of any of the transactions contemplated herein or therein.

      4.5 Title to Purchased Assets. At the Closing, Seller shall have good and marketable title to the Purchased Assets (other than the Licensed Intellectual Property) and shall possess the right or license to practice, use and sublicense the Licensed Intellectual Property, all free and clear of all liens or encumbrances of any kind.

      4.6 Premises.

            a. Zoning - To Seller's best knowledge, the Premises is properly zoned for its present use and is in compliance with all Applicable Law.

            b. Buildings - To Seller's best knowledge, except for matters which shall not have a material adverse effect on the Purchased Assets, all buildings, structures and other improvements located on the Premises: (1) are in good working condition, ordinary wear and


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tear excepted; (2) are structurally sound; and (3) contain mechanical and other systems which are in good working condition, ordinary wear and tear excepted.

      4.7 Inventory/ Machinery and Equipment/Furniture and Fixtures. The Inventory, the Machinery and Equipment and the Furniture and Fixtures are being purchased "AS IS, WHERE IS."

      4.8   Intellectual Property.

            a. Third Party License Agreements - All of the material oral and written contracts, agreements, understandings, arrangements and licenses to which Seller is a party under which Seller is granted the right to practice, use and/or sublicense the Licensed Intellectual Property (collectively, the "Third Party License Agreements") are listed on Schedule 4.8 attached hereto and made a part hereof. Seller has previously delivered to Buyer true, correct and complete copies of all written Third Party License Agreements. None of the Purchased Intellectual Property or the Licensed Intellectual Property has been obtained by Seller pursuant to a Third Party License Agreement except as set forth on
Schedule 4.8.

      Except as set forth on Schedule 4.8:

                  (1) Pursuant to the Third Party License Agreements, Seller has the right to use the Licensed Intellectual Property (as provided in the respective Third Party License Agreement) and to assign to Buyer all of Seller's right, title and interest in and to the Licensed Intellectual Property, free and clear of all liens, encumbrances, claims, challenges, conditions and restrictions of any kind.

                  (2) To Seller's best knowledge, each licensor of Licensed Intellectual Property ("Third Party Licensor"): (a) is the sole and exclusive owner of all right, title and


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interest of any kind in the respective Licensed Intellectual Property, free and clear of all liens, encumbrances, claims, challenges, conditions and restrictions of any kind; and (b) has not granted any right, title or interest of any kind therein to any other Person other than Seller in violation of the terms of any Third Party License Agreement.

                  (3) Prior to the Closing, to the extent required Seller shall obtain the Consent of each Third Party Licensor to the assignment of the respective Licensed Intellectual Property, which Consent shall be in form and substance satisfactory to Buyer and its counsel, in their respective sole discretion.

                  (4) All royalties, fees, charges and any other amounts payable by or on behalf of, or to or for the account of, Seller with respect to any Third Party License Agreement have been fully paid to date by Seller.

                  (5) All reports required by any party pursuant to any Third Party License Agreement have been timely and accurately made, in all material respects, by the party to date in accordance with the terms of the respective Third Party License Agreements.

      b. Ownership - The Purchased Intellectual Property and the Licensed Intellectual Property are collectively referred to as the "Intellectual Property". Except as otherwise provided on Schedule 4.8:

                  (1) Purchased Intellectual Property - As to the Purchased Intellectual Property: (a) Seller is the sole and exclusive owner of all right, title and interest of any kind in and to the Purchased Intellectual Property, free and clear of all liens, encumbrances, claims, challenges, conditions and restrictions of any kind; and (b) Seller has not granted any right, title or interest of any kind in or to the Purchased Intellectual Property to any Person.




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
                  (2) Licensed Intellectual Property - As to the Licensed Intellectual Property: (a) Seller is the sole and exclusive owner of all right, title and interest of any kind in and to its rights in the Licensed Intellectual Property, free and clear of all liens, encumbrances, claims, challenges, conditions and restrictions of any kind; and (b) Seller has not granted any right, title or interest of any kind in or to the Licensed Intellectual Property to any Person.

            c. Scope - The Intellectual Property constitutes all of the material intellectual property rights and licenses which are currently used in the operation of the Crystallume Business or the ownership or use of any Purchased Asset and which are all those required or necessary for the operation of the Crystallume Business as currently being conducted.

            d. Protection -

                  (1) Seller Confidential Information - Other than Intellectual Property subject to a validly existing registration of an intellectual property right, to Seller's best knowledge, no Intellectual Property, including, without limitation, trade secrets, know-how, confidential information and proprietary information (collectively, "Seller Confidential Information") has been disclosed to any Person under circumstances that may result in the loss of its confidential or proprietary status, and which if disclosed would have a material adverse effect on the Crystallume Business or any Purchased Asset. Seller has taken reasonable precautions to protect the confidentiality of all material Seller Confidential Information. Each Employee (as hereinafter defined) and any other Person who has had authorized access to any Seller Confidential Information has executed a written agreement requiring the respective Employee or Person to maintain the confidential and proprietary status thereof. All contracts, agreements, understandings, arrangements and licenses to which Seller is a party relating to any Seller


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Confidential Information (collectively, the "Nondisclosure Agreements") are listed or described on Schedule 1.1f. Seller has previously delivered to Buyer true, correct and complete copies of all written Nondisclosure Agreements listed on Schedule 1.1f.

                  (2) Confidential Information of Other Persons - Neither Seller nor, to Seller's best knowledge, any of Seller's shareholders, officers, directors, agents or Employees, has made any unauthorized use of any intellectual property right necessary, used or useful for the ownership or use of any of the Purchased Assets or the operation of the Crystallume Business, both as proposed and as presently conducted (other than intellectual property subject to a validly existing registration of an intellectual property right), including, without limitation, trade secrets, know-how, confidential information or proprietary information of any Person (collectively, the "Third Party Confidential Information"), including, without limitation, any Third Party Confidential Information of any former employers.

            e.    Trade Secrets - [Reserved].

            f.    No Infringement -

                  (1) Of Third Party Rights - To Seller's best knowledge, neither the Intellectual Property nor any of the products manufactured or services provided by Seller using any of the Intellectual Property: (a) infringes in any way upon any patent, patent application, license, know-how, copyright, trademark, service mark, trade name, trade secret or any other intellectual property right of any kind of any Person; or (b) constitutes a wrongful use of any confidential information or proprietary information of any Person.


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                  (2) By Third Parties - To Seller's best knowledge, none of the
Intellectual Property is being infringed, or otherwise used or available for use, by any Person in any way.

            g. Intellectual Property Litigation - There is not now pending and, to Seller's best knowledge, there is not threatened nor is there any basis for, any claim, demand, litigation, arbitration, action, suit, inquiry, investigation or proceeding by or before any Government Authority to which Seller is or will be a party, and which: (1) challenges or asserts any conflicting right or claim as to the validity, ownership or any other right, title or interest of Seller in or to the Intellectual Property; (2) asserts or claims that the Intellectual Property or any of the products manufactured or services provided by Seller using any of the Intellectual Property: (a) infringes in any way upon any patent, patent application, license, know-how, copyright, trademark, service mark, trade name, trade secret or any other intellectual property right of any kind of any Person; (b) constitutes a wrongful use of any confidential information or proprietary information of any Person; or (c) constitutes a proceeding relating to the Intellectual Property, either inter parte or ex parte, including, without limitation, any re-examination, interference, opposition or cancellation proceeding, which is pending in or before any Government Authority, including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof.

            h. Registration - Those patents, patent applications, trademarks, service marks and copyrights and other intellectual property which have been identified on Schedule 1.1i as having been registered with, filed and/or issued by, as the case may be, have been duly registered with, filed and/or issued by, as the case may be, the United States Patent and

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
Trademark Office, the United States Copyright Office or such other filing offices, domestic or foreign, of any applicable Government Authority, and all such registrations, filings, issuances and other actions remain in full force and effect and none has been invalidated, abandoned or forfeited in any way.

            i. Personnel Agreements - All personnel, including Employees, agents, consultants and contractors who have contributed to or participated in the conception or development of any of the Intellectual Property on behalf of Seller, either: (1) have been party to a "work-for-hire" arrangement or agreement with Seller that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property rights thereby arising; or (2) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of all tangible and intangible property rights thereby arising.

      4.9   Adequacy of Technical Documentation.  [Reserved].

      4.10  Leases and Contracts.

            a. Schedule - All of the material contracts, agreements, understandings, arrangements, commitments, leases, licenses and purchase orders to which Seller is a party or by which Seller is bound in connection with the operation of the Crystallume Business or the ownership or use of any of the Purchased Assets, but excluding the Excluded Assets, (collectively, the "Leases and Contracts") are listed on Schedule 4.10 attached hereto and made a part hereof. Seller has previously delivered to Buyer true, correct and complete copies of all Leases and Contracts. Except for the Assumed Liabilities, all Leases and Contracts are, and shall


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remain, the sole obligation of Seller. There are no Leases and Contracts to which any Affiliate of Seller is a party.

            b.    Status - Except as set forth on Schedule 4.10:

                  (1) each Assumed Lease and Contract is in full force and effect and is a legal, valid and binding agreement of Seller enforceable as to Seller in accordance with its respective terms;

                  (2) neither Seller nor, to Seller's best knowledge, any other party to any Assumed Lease and Contract is in breach of or default under (nor has a default been asserted by any party under) any Assumed Lease and Contract, which breach or default may have a material adverse effect, financial or otherwise, on the Crystallume Business or any of the Purchased Assets;

                  (3) there has not occurred any event with respect to Seller nor, to Seller's best knowledge, with respect to any other party to any Assumed Lease and Contract, which, after the giving of notice or the lapse of time, or both, would constitute a default under or result in a breach of any Assumed Lease and Contract, which breach or default would have a material adverse effect, financial or otherwise, on the Crystallume Business or any Purchased Asset;

                  (4) no Assumed Lease and Contract will be subject to amendment or termination as a result of the consummation of transactions contemplated in this Agreement or in any other Covered Agreement;

                  (5) Seller has received no notice of any counterclaim or offset under any Assumed Lease and Contract from any party thereto;


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                  (6) there does not exist any lien or encumbrance of any kind of any Person created or suffered to exist on any interest of Seller under any Assumed Lease and Contract;

                  (7) the assignment to Buyer of the Assumed Leases and Contracts will not breach, amend or terminate any of the Assumed Leases and Contracts, and such assignment will transfer and convey to Buyer all of Seller's right, title and interest therein;

                  (8) no party to any Assumed Lease and Contract has indicated its intention to withhold consent or otherwise to object to assignment of such Assumed Lease and Contract to Buyer; and

                  (9) no Assumed Lease and Contract contains any change-in-control, term or other term or condition that will become applicable upon consummation of the transactions contemplated in this Agreement or in any other Covered Agreement.

            c. No contracts or other agreements relating primarily to the Crystallume Business or any of the Purchased Assets are currently being negotiated by Seller, other than this Agreement, the other Covered Agreements and any other contracts or agreements necessary for Seller to deliver the Purchased Assets to Buyer free and clear of all liens and encumbrances.

      4.11  Authorizations.

            a. Schedule - All of the material permits, licenses, variances, certificates, consents, registrations, accreditations, authorizations, approvals, filings, orders, waivers, memberships and other licenses required or necessary under Applicable Law for the operation of the Crystallume Business or the ownership or use of any of the Purchased Assets (collectively, the "Authorizations") are listed on Schedule 4.11 attached hereto and made a part hereof. Seller has not received any notice from any Government Authority or any other Person to the effect (and has no reason to believe) that any additional permits, licenses, variances, certificates, consents, accreditations, authorizations, approvals, filings, orders, waivers, registrations, memberships or other licenses are required or necessary under any Applicable Law for the operation of the Crystallume Business or the ownership or use of any of the Purchased Assets. Seller has previously delivered to Buyer true, correct and complete copies of any and all written Authorizations. Except for the Assumed Authorizations, all Authorizations of Seller relating to the Crystallume Business or any of the Purchased Assets are and shall remain, the sole property and obligation of Seller. There do not exist any waivers or exemptions relating to any of the Authorizations.

            b.    Status - Except as set forth on Schedule 4.11:

                  (1) each Assumed Authorization is in full force and effect and is legal, valid, binding and enforceable as to Seller in accordance with its respective terms;

                  (2) Seller is not in violation of or default under (nor has a default been asserted against Seller under) any Assumed Authorization, which violation or default may have a material adverse effect, financial or otherwise, on the Crystallume Business or any of the Purchased Assets;

                  (3) no Assumed Authorization will be subject to amendment or termination as a result of the consummation of the transactions contemplated in this Agreement or in any other Covered Agreement;

                  (4) the assignment to Buyer pursuant to this Agreement of the Assumed Authorizations will not amend or terminate any of the Assumed Authorizations, and such assignment will transfer and convey to Buyer all of Seller's right, title and interest thereunder; and

                  (5) no party to any Assumed Authorization has indicated its intention to withhold consent or otherwise to object to assignment of such Assumed Authorizations to Buyer.

      4.12 Financial Statements. Seller has delivered to Buyer true, correct and complete copies of the following: Unaudited Statements of Revenue and Expenses for the Crystallume Business for the years ending on September 30, 1997, September 30, 1996 and September 30, 1995 (collectively, the "Financial Statements"). The accounting policies, principles and procedures applied in preparing the Financial Statements are set forth on Schedule 4.12 attached hereto and made a part hereof. The Financial Statements are based on the books and records of Seller.

      4.13 Absence of Certain Changes. Except as described on Schedule 4.13 attached hereto and made a part hereof, since September 30, 1997, with respect to the Crystallume Business or any of the Purchased Assets, Seller has not:

            a.    [Reserved];

            b. entered into any transaction which is material to the operation of the Crystallume Business, except in the ordinary course of business;

            c. suffered any material adverse change in the Purchased Assets or the Crystallume Business;

            d.    [Reserved];

            e.    [Reserved]; or

            f. made or suffered any amendment or termination or any material Lease and Contract or any material Authorization, or canceled, modified or waived any substantial debt or claim held by it or waived any right of substantial value, whether or not in the ordinary course of business.

      4.14  Taxes.

            a. Tax Return Filings - Seller has duly and timely filed any and all tax returns, filings and reports (collectively, the "Tax Returns") required to be filed by it pursuant to any Applicable Law with any Government Authority ("Tax Authority"), including, without limitation, any and all foreign, federal, state and local tax returns, filings and reports with respect to income taxes, franchise taxes, Payroll Taxes (as hereinafter defined), unemployment insurance taxes, sales taxes and use taxes, and all Tax Returns are, and will be, true, correct and complete in all respects and do properly reflect any and all tax liabilities of Seller for the periods covered thereby.

            b. Tax Return Payments - Seller has duly and timely paid any and all foreign, federal, state and local: (1) income, franchise, payroll, unemployment insurance, sales and use taxes; (2) assessments, interest, penalties and deficiencies; (3) fees and charges of any Government Authority; and (4) duties or impositions of any Government Authority; which are reflected as payable on any Tax Returns, which are claimed to be due by any Tax Authority or which Seller is obligated to withhold from amounts owing to any Employee (collectively, the "Taxes"), except for those amounts being contested in good faith by Seller in appropriate proceedings for which appropriate amounts have been reserved.

            c. No Notice - Seller has received no notice of any deficiency or assessment from any Tax Authority that has not been paid in full, or notice of claim, audit, action, suit, proceeding or investigation with respect to Taxes due or claimed to be due from Seller pursuant to any Tax Return filed or required to be filed by Seller, except for those amounts being contested in good faith by Seller in appropriate proceedings for which appropriate amounts have been reserved. No assessment of any additional Taxes that pursuant to any Applicable Law should have been reported, paid or accrued, is expected by Seller.

            d. [Reserved].

      4.15 Major Customers and Suppliers. Schedule 4.15 lists the name, address, telephone number and contact of each Supplier and Customer to whom Seller paid or billed, as the case may be, in the aggregate Ten Thousand Dollars ($10,000.00) or more during its most recent fiscal year.

      4.16 Litigation. There is not now pending and, to Seller's best knowledge, there is not threatened nor is there any basis for, any claim, demand, litigation, arbitration, action, suit, inquiry, investigation or proceeding by or before any Government Authority to which Seller is or may be a party, and which: (a) may result in a material adverse effect, financial or otherwise, on the Crystallume Business or any of the Purchased Assets; (b) may threaten the validity of this Agreement or any other Covered Agreement; or (c) seeks to prevent, or if successful would prevent, Seller from consummating any of the transactions contemplated in this Agreement or in any other Covered Agreement. Neither Seller, the Crystallume Business nor any of the Purchased Assets is subject to any judgment, decree, injunction, rule, decision or order of any Government Authority having, or which, insofar as can be foreseen in the future, may have, any material adverse effect, financial or otherwise, on the Crystallume Business or any of the Purchased Assets.

      4.17  [Reserved].

      4.18  Compliance with Law.

            a. Seller has complied in all material respects with all Applicable Law relating to the Crystallume Business or any of the Purchased Assets, and no claims have been made to or against Seller by any Person to the contrary. Seller has received no notice of any violation of or noncompliance with any Applicable Law applicable to the Crystallume Business or any of the Purchased Assets which has not been cured, the violation of, or noncompliance with, would have a material adverse effect, financial or otherwise, on the Crystallume Business or the Purchased Assets.

            b. Neither Seller nor, to Seller's best knowledge, any of Seller's officers, directors, employees, agents or Affiliates, has, directly or indirectly, made or agreed to make, any kickback, bribe, gift or other payment to any Person for referring, recommending or arranging business with, to or for Seller.

      4.19  Environmental.

            a. Seller has complied in all material respects with each Environmental and Safety Law (as hereinafter defined) with respect to the operation of the Crystallume Business and the ownership and use of the Purchased Assets.

            b. Except as disclosed on Schedule 1.1h or Schedule 4.19 attached hereto and made a part hereof, Seller has obtained and is presently operating in compliance in all respects with all Authorizations necessary under any Environmental and Safety Law for the operation of the Crystallume Business or the ownership or use of any of the Purchased Assets except in such respects as would not have a material adverse effect, financial or otherwise, on the Crystallume Business or any Purchased Asset.

            c. To Seller's best knowledge, all Authorizations relating to any Environmental and Safety Law can be transferred or reissued, if necessary, to Buyer, and Seller knows of no reason why any such Authorization will not be renewed upon expiration of its respective current term without imposition of less favorable requirements than those currently in effect.

            d. Seller has received no Environmental Notice from any Person with respect to the operation of the Crystallume Business or the ownership or use of any of the Purchased Assets relating in any way to any Environmental and Safety Law or the Release (as hereinafter defined) of any Hazardous Material (as hereinafter defined) or Chemical Substance (as hereinafter defined).

            e. To Seller's best knowledge, there has been no Release of any Hazardous Material or Chemical Substance in a quantity or concentration at, on, under, upon, in, near, beneath or about the Premises which would constitute an Environmental Compliance Liability.

            f. There is not now pending and, to Seller's best knowledge, there is not threatened nor is there any basis for, any claim, demand, litigation, arbitration, action, suit, inquiry, investigation or proceeding by or before any Government Authority or any other Person, to which Seller is or may be a party, and which: (1) may result in a material adverse effect, financial or otherwise, on the Crystallume Business or any of the Purchased Assets; and (2) arises out of, relates to or results from: (x) the violation or alleged violation of any

Environmental and Safety Law; (y) the presence of any Hazardous Material and/or Chemical Substance at, on, under, upon, in, near, beneath or about the Premises; or (z) exposure to any Hazardous Material or Chemical Substance.

            g. To Seller's best knowledge, there are no Hazardous Materials or Chemical Substances in any inactive, closed or abandoned storage or disposal areas or facilities at, on, under, upon, in, near, beneath or about the Premises.

            h. To Seller's best knowledge, the Premises is not listed in the Registry of Inactive Hazardous Waste Disposal Sites maintained by the State of California or any of its political subdivisions or the National Priorities List of Inactive Hazardous Waste Disposal Sites maintained by the U.S. Environmental Protection Agency.

            i. Seller is in compliance with any and all occupational safety and health standards required by the Environmental and Safety Law for the operation of the Crystallume Business or the ownership or use of any of the Purchased Assets, except in such respects as would not have a material adverse effect, financial or otherwise, on the Crystallume Business or any Purchased Assets, and Seller has received no notice of any work-related chronic illness or injury to any of its Employees, except accidents accurately reported in its OSHA 200 Log, a copy of which Seller has provided to Buyer.

            j. To the extent controlled or directed by Seller, the discharge of process wastes to any publicly-owned treatment works ("POTW") made in connection with the operation of the Crystallume Business or the ownership or use of any of the Purchased Assets, is in all respects in compliance with all of the requirements of the POTW and the Government Authority responsible for its operation, including, without limitation, any and all applicable pre-treatment requirements.

            k. To Seller's best knowledge, Seller has complied with any and all applicable pre-transfer notification requirements of all Environmental and Safety Laws necessary to allow for the transfer and sale of the Purchased Assets and the assignment and assumption of the assumed Authorizations to Buyer.

            l. Definitions. The following terms shall have the respective meanings set forth below:

                  (1) "Chemical Substance" means any substance, including, without limitation, any pollutant, contaminant, chemical, raw material, intermediate product or by-product, solid, toxic or hazardous substance, material or waste, solid waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, radon, urea-formaldehyde or polyurethane foam and polychlorinated biphenyls, including, without limitation, all substances, materials and wastes which are identified or regulated under any Hazardous Materials Law, including, without limitation, any rule or regulation promulgated by the State of California or any of its political subdivisions.

                  (2) "Environment" means any real property and the plant, facilities, improvements and fixtures located thereon, including, without limitation, ambient air, surface water, drinking water, ground water, land surface, sub-surface strata, stream and river sediment.

                  (3) "Environmental Conditions" means any and all circumstances with respect to soil, surface waters, ground waters, ponds, stream and river sediment, ambient air and similar environmental media, both on-site and off-site of the Premises, that may require remedial action and/or that may result in claims or demands by and/or liabilities to, any Government Authority and any other Person.

                  (4) "Environmental Compliance Liability" means any and all liabilities arising under or related to any and all Environmental and Safety Law relating to the operation of the Crystallume Business or the ownership or use of any of the Purchased Assets, which may result in claims or demands by and/or liabilities to any Persons, including, without limitation, any Government Authority, for failure to comply with the requirements of any Environmental and Safety Law.

                  (5) "Environmental Notice" means any summons, citation, directive, order, claim, litigation, pleading, investigation, proceeding, judgment, letter or any other written or oral communication from the United States Environmental Protection Agency ("USEPA"), the State of California or any of its political subdivisions or any other Government Authority or other Person with respect to: (a) any act or omission which has resulted in or which may result in the Release of any Hazardous Material or Chemical Substance into the Environment; or (b) any other violation or alleged violation of Environmental and Safety Law.

                  (6) "Environmental and Safety Law" means any Applicable Law relating to pollution, protection or clean-up of the Environment attributable to any Hazardous Material or Chemical Substance, including, without limitation, any Hazardous Materials Law relating to: (a) the Release, containment, removal, remediation, response, clean-up or abatement of any type of Hazardous Material or Chemical Substance; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Hazardous Material or Chemical

Substance; (c) the exposure of any Person, including, without limitation, employees, to any Hazardous Material or Chemical Substance; and (d) the physical structure or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, clean-up or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Hazardous Material or Chemical Substance.

                  (7) "Hazardous Material" means any and all substances, including, without limitation, asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable material, explosives, radioactive materials, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic waste, materials or substances under any Hazardous Materials Law. It is the intent of the Parties to construe the term "Hazardous Material" in its broadest possible sense.

                  (8) "Hazardous Materials Law" means any and all Applicable Law relating to the Environment and Environmental Conditions, including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act ("HMTA"), the Clean Water Act ("CWA"), the Toxic Substances Control Act ("TSCA"), the Safe Drinking Water Act ("SDWA"), the National Environmental Policy Act ("NEPA"), the Occupational Safety and Health Act ("OSHA"), the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), the Emergency Planning and Community Right to Know Act ("EPCRA"), the Noise Control Act ("NCA") and all regulations, orders and decrees and other Applicable Law now or hereafter promulgated thereunder. It is the intent of the Parties to construe the term "Hazardous Materials Law" in its broadest possible sense.

                  (9) "Environmental Permit" means any and all permits, licenses, variances, certificates, consents, authorizations, approvals, registrations or other licenses issued or granted by any Government Authority pursuant to any Environmental and Safety Law, required for the operation of the Crystallume Business or the ownership or use of any of the Purchased Assets, as of the Closing Date.

                  (10) "Release" means any and all spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material or Chemical Substance of any kind into the Environment, including, without limitation, the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Material and/or Chemical Substance.

      4.20 Employment Laws and Contracts. To Seller's best knowledge, Seller has complied in all material respects with all Applicable Law and all Leases and Contracts pertaining to the employment of any and all current and former employees of Seller employed in the operation of the Crystallume Business (collectively, the "Employees"), including, without limitation, any Applicable Law or any of the Leases and Contracts relating to wages, hours, benefits, collective bargaining, payment of withholding taxes, discrimination in employment or employment practices, workers' compensation, occupational safety and health standards, labor relations, equal employment, fair employment practices and any other employment practices or acts (collectively the "Employment Laws and Contracts"). There is not now pending and, to Seller's best knowledge, there is not threatened nor is there any basis for, any claim, demand, litigation, arbitration, action, suit, inquiry, investigation or proceeding by or before any Government Authority to which Seller or any officer, director, employee, shareholder or Affiliate of Seller is or may be a party, with regard to the operation of the Crystallume Business or the ownership or use of any of the Purchased Assets, arising out of or relating to any of the Employment Laws and Contracts.

      4.21  Employees.

            a. List - Schedule 4.21 attached hereto and made a part hereof sets forth a true, correct and complete list of any and all Employees employed in the operation of the Crystallume Business during the Twelve (12) month period prior to Closing.

            b. Employment Contract - Each Employee who has entered into an employment contract which contract remains in effect through the Closing ("Employment Contract") with Seller is identified on Schedule 4.21, and Seller has provided a true, correct and complete copy of each such Employment Contract to Buyer.

            c. Termination - Seller shall terminate all of its Employees at or prior to the Closing and shall provide Buyer with copies of any and all related correspondence and notices required under Applicable Law, including, without limitation, COBRA (as hereinafter defined) and HIPPA (as hereinafter defined) notices and benefit termination notices. Other than the Assumed Liabilities, the Parties expressly agree that Seller shall remain responsible and liable for all of the following as they relate to Seller's employment of the Employees: (1) salaries, bonuses, wages and benefits; (2) Payroll Taxes (as hereinafter defined); (3) accrued sick leave, holiday, vacation and severance benefits; (4) health care benefits; and (5) any other compensation and other fringe benefits.

      4.22 Labor Matters. Seller is not now, and has not been during the last Five (5) years, a party to or bound by any labor contract, collective bargaining agreement, letter of understanding or any other arrangement, formal or informal, with any labor union or organization which obligates Seller to compensate its Employees at prevailing rates or union scale, nor are any of its Employees represented by any labor union or organization, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any Employee. There is not now pending or, to Seller's best knowledge, threatened, and there has not been during the last Five (5) years, any labor dispute, labor strike, unfair labor practice complaint, organizational attempt, slow-down, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Employee or any labor union organizing activity or any boycott or informational or other picketing or leafleting with regard to labor matters, directed against Seller or any other Person, with respect to the Crystallume Business or any of the Purchased Assets. There are no labor disputes currently subject to any grievance procedure, action, suit, claim, arbitration or litigation of any kind and there is no representation petition pending or threatened with respect to any Employee.

      4.23 Payroll Taxes. All amounts required to be withheld by Seller from its Employees for any and all foreign, federal, state or local income, social security, unemployment insurance or other employment taxes (collectively, the "Payroll Taxes") through and including the Closing, have been withheld and were either paid to the appropriate Government Authority or set aside for such purpose, in accordance with all Applicable Law. All amounts required to be paid by Seller representing its share of the payments of Payroll Taxes through and including the Closing have been paid to the appropriate Government Authority or set aside for such purpose, in accordance with all Applicable Law.

      4.24 COBRA/HIPPA. Seller has complied in all material respects with any and all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the Health Insurance Portability and Accountability Act of 1996 ("HIPPA") with respect to any and all Employees or any qualified beneficiary of any Employee.

      4.25 WARN Notification. The sale of the Purchased Assets will not result in any mass layoff or plant closings within the meaning of the Worker Adjustment and Retraining Notification Act or any law, rule or regulation of the State of California or any of its political subdivisions.

      4.26 ERISA. Schedule 4.26 attached hereto and made a part hereof contains a true, correct and complete list of any and all Employee Benefit Plans, whether formal or informal, whether oral or written, and whether covering one or more individuals, which are sponsored or maintained by Seller with respect to its Employees. For the purposes hereof, the term "Employee Benefit Plan" means any and all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any Employee or present or former beneficiary, dependent, or assignee of any Employee, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based performance plan. Without limitation, the term "Employee Benefit Plan" includes any and all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Seller has provided true, correct and complete copies of all written Employee Benefit Plans and written descriptions of all oral Employee Benefit Plans to Buyer. Seller has not communicated to any Employee any intention or commitment to modify any Employee Benefit Plan or to establish or implement any other employee or retiree benefit or compensation arrangement. Seller is not transferring any asset of any Employee Benefit Plan to Buyer and Buyer is assuming any debt, liability or obligation of any kind of Seller with respect to any Employee Benefit Plan.

      4.27 Insurance. Schedule 4.27 attached hereto and made a part hereof is a true, correct and complete list of any and all insurance policies and other insurance coverages and arrangements, including, without limitation, self insurance and risk retention arrangements, of Seller relating to the operation of the Crystallume Business or the ownership or use of any Purchased Assets, in effect at any time during the Twelve (12) months prior to Closing.

      4.28 Brokers. Except as disclosed on Schedule 4.28 attached hereto and made a part hereof, no agent, finder, broker, investment banker or other Person acting under the authority of Seller is or will be entitled to any broker's fee or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer or any Affiliate of Buyer as a result of the transactions contemplated in this Agreement or in any other Covered Agreement.

      4.29 Related Party Transactions. Except as set forth on Schedule 4.29 attached hereto and made a part hereof, with respect to or involving the Crystallume Business, any of the Purchased Assets or any Assumed Liabilities, Seller is not a party to any Lease and Contract, directly or indirectly, (collectively, "Related Party Contracts"), with: (a) any Affiliate of Seller;
(b) any employee, officer or director of Seller or any Affiliate of Seller; or
(c) any Affiliate of
any employee, officer or director of Seller (collectively, the "Related Parties") or any member of the immediate family of any Related Party or any entity in which any Related Party has a material financial interest. Each Related Party Contract was entered into by Seller in the ordinary course of business upon terms that are fair and reasonable without regard to the status and relationship of such other parties.

      4.30  [Reserved].

      4.31 Location of Purchased Assets. All of the Furniture and Fixtures, Machinery and Equipment, Inventory, Business Records and Technical Documentation are located at the Premises.

      4.32  [Reserved].

      4.33 General Warranty. No representation or warranty by Seller in this Agreement or in any other Covered Agreement to which it is a party, and no statement contained in any document, instrument or certificate furnished to Buyer by Seller in connection with the transactions contemplated in this Agreement or in any other Covered Agreement to which Seller is a party, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained or incorporated herein or therein not misleading.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows:

      5.1 Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

      5.2 Authority. The execution and delivery of this Agreement and the other Covered Agreements to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of Buyer, including, without limitation, Buyer's Board of Directors, and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Covered Agreements to which it is a party. This Agreement and the other Covered Agreements to which it is a party have been duly executed and delivered by Buyer and constitute legal, valid and binding agreements of Buyer enforceable in accordance with their respective terms (except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights or the application of equitable principles in any action, legal or equitable or except as to the enforceability of any noncompetition provision in the Confidentiality/Noncompetition Agreement). Buyer has full power and authority to perform its obligations under this Agreement and the other Covered Agreements to which it is a party and the transactions contemplated herein and therein.

      5.3 No Conflicts. Neither the execution and delivery of this Agreement or any other Covered Agreement to which it is a party, nor the performance of this Agreement or any other Covered Agreement to which it is a party, nor the consummation of the transactions contemplated herein or therein, will: (a) conflict with or constitute a breach of or a default under, or an event which, with or without notice or lapse of time, or both, would be a breach of, default under or violation of: (1) Buyer's Certificate of Incorporation or By-Laws; or
(2) any agreement, document, indenture, mortgage or other instrument or undertaking to which Buyer is a party or to which any of its properties is subject, which breach, default or violation would have a material adverse effect, financial or otherwise, on Buyer.

      5.4 Consents. Except as set forth on Schedule 5.4 attached hereto and made a part hereof, no Consent is necessary or required in connection with the valid execution, delivery and performance of this Agreement or any other Covered Agreement to which Buyer is a party or the consummation of any of the transactions contemplated herein or therein.

      5.5 Brokers. No agent, finder, broker, investment banker or other Person acting under the authority of Buyer is or will be entitled to any broker's fee or finder's fee or any other commission or similar fee, directly or indirectly, from Seller or any Affiliate of Seller as a result of the transactions contemplated in this Agreement or in any other Covered Agreement.

      5.6 General Warranty. No representation or warranty by Buyer in this Agreement or in any other Covered Agreement to which it is a party, and no statement contained in any document, instrument or certificate furnished to Seller by Buyer in connection with the transactions contemplated in this Agreement or in any other Covered Agreement to which Buyer is a party, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained or incorporated herein or therein not misleading.

                                    ARTICLE 6

                                   [Reserved]

                                    ARTICLE 7

                          COVENANTS OF SELLER AND BUYER

      7.1   Covenants of Seller.

            a. Due Diligence - From the date of this Agreement through the Closing, Seller, upon Buyer's prior reasonable notice, shall provide Buyer and its employees, agents, advisors, attorneys and accountants (collectively, the "Representatives") with: (a) the opportunity to inspect Seller's legal, financial and operating condition relating to the Crystallume Business or any Purchased Asset; (b) complete access to all of Seller's books, records, facilities and other properties as they relate to the Crystallume Business or any Purchased Assets; and (c) the ability to discuss matters relating thereto with officers and employees of Seller, as well as the Seller's accountants and attorneys. Such due diligence review shall be conducted during Seller's normal business hours in such a manner as to minimize any disruption of the day-to-day operations of Seller.

            b.    [Reserved].

            c.    [Reserved].

            d.    Assumed Government Contracts  --

                  (1) General - As promptly as practicable after the Closing, Seller shall use commercially reasonable best efforts to obtain such Consents as may be required for the transfer by Seller to Buyer of all Assumed Contracts set forth in Paragraph 3 of Schedule 1.1f, which Assumed Contracts cannot as a matter of Applicable Law be assigned by Seller to Buyer at or prior to the Closing (collectively, the "Assumed Government Contracts"). Seller agrees that it will enter into all novation or other agreements required by Applicable Law with respect to any such Assumed Government Contract which requires such novation or other agreement prior to transfer to Buyer. Buyer covenants that it will reasonably cooperate with Seller in such effort but such cooperation shall not include the payment by Buyer of any money or consideration to obtain any such Consent, novation or other agreement. Seller shall keep Buyer reasonably informed as to the status and progress of obtaining all such Consents, novations and other agreements.

                  (2) No Transfer - This Agreement shall not constitute an agreement to assign any Assumed Government Contract or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment without the consent of a third party or without novation or other agreement of the same, would constitute a breach or violation thereof or affect adversely the rights of Seller or Buyer thereunder. If a Consent, novation or other agreement is required in order to transfer and assign any interest in any Assumed Government Contract to Buyer, and such Consent, novation or other agreement is not obtained by Seller prior to the Closing, or if an attempted assignment would be ineffective or would adversely affect Seller's ability to convey the benefit of such Assumed Government Contract to Buyer, then: (1) Buyer shall be entitled to all benefits of each such Assumed Government Contract accruing on or after the Effective Date; (2) Buyer shall assume as an Assumed Liability all liabilities relating to or arising out of or incurred in connection with each such Assumed Government Contract which accrue and relate to periods, circumstances and events on or after the Effective Date; (3) Seller shall continue to deal with the other contracting party(ies) as the prime contracting party; and (4) Seller shall cooperate with Buyer until such Consent, novation or other agreement is obtained or effected in any lawful arrangement so that Buyer shall receive all of Seller's right, title, and interest in all benefits under any such Assumed Government Contracts. Seller shall promptly assign to Buyer each such Assumed Government Contract after receipt of the appropriate Consent, novation or other agreement.

                  (3) Collection of Receivables - From and after the Closing, Seller shall, unless Buyer otherwise requests, act on Buyer's behalf for the limited purpose of collecting any and all accounts receivable relating to any Assumed Government Contracts accruing on or after the Effective Date which have not been transferred to Buyer, and shall immediately deliver to Buyer the gross proceeds of such collection without deduction or set-off.

            e. [Reserved].

            f. Access - Seller agrees that for the Ten (10) year period after the Closing, Buyer and its Representatives shall be permitted access during normal business hours and upon prior reasonable notice for reasonable purposes to inspect and make copies of all Retained Business Records.

            g. [Reserved].

            h. Consents - Except as provided in Section 7.1d or Schedule 9.8 attached hereto and made a part hereof, Seller shall obtain prior to Closing all Consents and give all notices required by it to consummate the transactions contemplated in this Agreement or in any other Covered Agreement to which it is a party. As to the Consents set forth in Schedule 9.8, Seller shall use its commercially reasonable best efforts to obtain all of such Consents after the Closing, or as provided in Schedule 9.8.

      7.2   Covenants of Buyer.

            a. Access - Buyer agrees that for the Ten (10) year period after the Closing, Seller and its Representatives shall be permitted access during normal business hours and upon prior reasonable notice for reasonable purposes to inspect and make copies of all Business Records.

            b. Cooperation - Buyer shall reasonably cooperate with Seller, as provided in Section 15.19, with respect to Section 7.1d, but such cooperation shall not include the payment by Buyer of any money or consideration to obtain any such Consent, novation or other agreement.

            c. Offers of Employment - Buyer shall offer employment commencing on the Closing Date, to the individuals listed on Schedule 7.2c attached hereto and made a part hereof, at the respective salary, vacation benefits and health insurance set forth on Schedule 7.2c with respect to such individuals. Any employees hired by Buyer shall be entitled to participate on the same terms and conditions in employee benefit plans which are made available generally to employees of Buyer. Buyer shall also offer employment agreements in substantially the form of Exhibit A and Exhibit B attached hereto and made a part hereof (collectively, the "Employment Agreements") to John A. Herb and Firooz Nasser-Faili, respectively.

                                    ARTICLE 8

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      Seller's obligation to consummate the transactions contemplated in this Agreement and in any other Covered Agreement to which it is a party is subject to the satisfaction on or before the Closing of each of the following conditions (the fulfillment of each of which may be waived by Seller):

      8.1 Compliance. Buyer shall have performed and complied in all material respects, with all agreements and covenants required by this Agreement and all other Covered Agreements to which Buyer is a party, to be performed and complied with by Buyer prior to the Closing.

      8.2 Other Covered Agreements. Buyer shall have executed and delivered the other Covered Agreements to which it is a party and shall have performed and complied with all of the agreements, representations and warranties made by it therein.

      8.3 Authorization. All corporate and other proceedings necessary to be taken by Buyer in connection with the authorization, execution and delivery of this Agreement and all other Covered Agreements to which it is a party and the authorization of all transactions contemplated herein and therein, shall be reasonably satisfactory in form and substance to Seller and its counsel.

      8.4 Accuracy. The representations and warranties of Buyer in this Agreement shall be true, correct and complete in all material respects on the date of this Agreement and as of the Closing Date as if made on the Closing Date.

      8.5 Other Deliverables. Buyer shall have delivered to Seller, reasonably satisfactory to Seller in form and substance in each case:

            a. an Officer's Certificate, dated as of the Closing Date, stating that the conditions specified in Sections 8.1, 8.3 and 8.4 have been satisfied;

            b. incumbency certificates for Buyer's officers executing this Agreement or any other Covered Agreement;

            c. a copy of the Resolutions adopted by Buyer's Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Covered Agreements to which Buyer is a party and the transactions contemplated herein and therein; and

            d. such other instruments and documents as are: (1) required by any provision of this Agreement or any other Covered Agreement to which Buyer is a party; or (2) reasonably necessary in the opinion of Seller or its counsel to effect performance by Buyer of this Agreement or any other Covered Agreement to which Buyer is a party.

      8.6 Purchase Price. The Purchase Price shall have been paid by Buyer, as set forth in Section 3.2(a).

      8.7 Litigation. No action or proceeding shall be pending or threatened by or before any Government Authority to restrain or prohibit or to recover damages in respect of the consummation of any or all of the transactions contemplated herein, nor shall there by any other action or proceeding pending or threatened, which action or other proceeding may, in the reasonable opinion of Seller, result in a decision, ruling, or finding that, individually or in the aggregate, has or may reasonably be expected to have, a material adverse effect on the validity or enforceability of this Agreement or on the ability of Buyer to perform its obligations under this Agreement.

      8.8 Employment Agreements. Buyer shall have offered the Employment Agreements in substantially the form of Exhibit A and Exhibit B to John A. Herb and Firooz Nasser-Faili, respectively.

                                    ARTICLE 9

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

      Buyer's obligation to consummate the transactions contemplated in this Agreement and in any other Covered Agreement to which it is a party is subject to the satisfaction on or before the Closing of each of the following conditions (the fulfillment of each of which may be waived by Buyer):

      9.1 Compliance. Seller shall have performed and complied in all material respects, with all agreements and covenants required by this Agreement and all other Covered Agreements to which Seller is a party, to be performed and complied with by Seller prior to the Closing.

      9.2 Other Covered Agreements. Seller shall have executed and delivered the other Covered Agreements to which it is a party and shall have performed and complied with all of the agreements, representations and warranties made by it therein.

      9.3 Authorization. All corporate and other proceedings necessary to be taken by Seller in connection with the authorization, execution and delivery of this Agreement and all other Covered Agreements to which it is a party and the authorization of all transactions contemplated herein and therein, shall be reasonably satisfactory in form and substance to Buyer and its counsel.

      9.4 Accuracy. The representations and warranties of Seller in this Agreement shall be true, correct and complete in all material respects on the date of this Agreement and as of the Closing Date as if made on the Closing Date.

      9.5 Other Deliverables. Seller shall have delivered to Buyer, reasonably satisfactory to Buyer in form and substance in each case:

            a. an Officer's Certificate of Seller, dated as of the Closing Date, stating that the conditions specified in Sections 9.1, 9.3 and 9.4 have been satisfied;

            b. incumbency certificates for the officers of Seller executing this Agreement or any other Covered Agreement;

            c. a copy of the Resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Covered Agreements to which it is a party and the transactions contemplated herein;

            d. a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, attesting to the good standing of Seller in Delaware, dated as of a recent date;

            e. a certificate of the Secretary of State of the State of California attesting to the good standing of Seller in California and a California Tax Status Certificate, both dated as of a recent date;

            f. a certificate of the Secretary of State of the Commonwealth of Massachusetts, dated as of a recent date, attesting to the good standing of Seller in Massachusetts, dated as of a recent date;

            g. an original counterpart (or copy if no original counterpart is in Seller's possession or control) of each Assumed Lease and Contract and each Assumed Authorization, including, without limitation, all amendments or modifications, through the Closing; and

            h. such other instruments and documents as are: (1) required by any provision of this Agreement or any other Covered Agreement to which Seller is a party; or (2) reasonably necessary in the opinion of Buyer or its counsel, in their respective sole discretion, to effect performance by Seller of this Agreement or any other Covered Agreement to which it is a party.

      9.6 Opinion of Counsel. At the Closing, Buyer shall receive an opinion of counsel to Seller in the form attached hereto and made a part hereof as Exhibit F.

      9.7 [Reserved].

      9.8 Consents. Seller shall have provided to Buyer any and all necessary Consents (except as otherwise provided in Section 7.1d or as otherwise provided on Schedule 9.8 attached hereto and made a part hereof) to the transfer to Buyer of the Purchased Assets and to the assignment and assumption of each of the Assumed Liabilities and each of the Assumed Authorizations to Buyer, which Consents shall be satisfactory to Buyer and its counsel, in their respective sole discretion.

      9.9   [Reserved].

      9.10 Litigation. No action or proceeding shall be pending or threatened by or before any Government Authority to restrain or prohibit or to recover damages in respect of the consummation of any or all of the transactions contemplated herein, nor shall there by any other action or proceeding pending or threatened, which action or other proceeding may, in the reasonable opinion of Buyer, result in a decision, ruling, or finding that, individually or in the aggregate, has or may reasonably be expected to have, a material adverse effect on the validity or enforceability of this Agreement, on the ability of Seller to perform its obligations under this Agreement or on the condition of the Crystallume Business or any of the Purchased Assets.

      9.11  [Reserved].

      9.12  Lease.  [Reserved].

      9.13  Subtenant Waiver.  [Reserved].

                                  ARTICLE 10

                                   CLOSING

      10.1 Closing. The transactions contemplated in this Agreement and all other Covered Agreements shall be closed on October 27, 1997 (or such other date as the Parties shall mutually agree) at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts at 10:00 a.m. (Throughout this Agreement, such event is referred to as the "Closing" and such date and time are collectively referred to as the "Closing Date".)

      10.2 Asset Transfer. At the Closing, Seller shall deliver the Purchased Assets to Buyer and shall transfer the Purchased Assets to Buyer by warranty bill of sale, assignments and such other documents of transfer as are reasonably required by Buyer or Buyer's counsel, in their respective sole discretion, to accomplish the transactions contemplated in this Agreement or in any other Covered Agreement.

      10.3 Royalty Agreement. Seller and Buyer each agrees to execute and deliver at the Closing a royalty agreement in substantially the form attached hereto and made a part hereof as Exhibit C ("Royalty Agreement").

      10.4 Security Agreement. Seller and Buyer each agrees to execute and deliver at the Closing a security agreement in substantially the form attached hereto and made a part hereof as Exhibit D ("Security Agreement").

      10.5 Confidentiality/Noncompetition Agreement. Seller and Buyer each agrees to execute and deliver at the Closing a confidentiality/noncompetition agreement in substantially the form attached hereto and made a part hereof as Exhibit E ("Confidentiality/Noncompetition Agreement").

      10.6 Employment Agreements. Seller agrees to use its commercially reasonable best efforts to have John A. Herb and Firooz Nasser-Faili each execute and deliver at the Closing employment agreements in substantially the forms attached hereto and made a part hereof as Exhibit A and Exhibit B, respectively.

      10.7 Covered Agreements. The term "Covered Agreements" means each of the following: (a) this Agreement; (b) the Royalty Agreement; (c) the Security Agreement; (d) the Confidentiality/Noncompetition Agreement; (e) the Exhibits and the Schedules in this Agreement and in any other Covered Agreement; and (f) any other agreement, instrument or document delivered or required to be delivered by Seller or Buyer pursuant to this Agreement or any other agreement described in this Section 10.7.

                                   ARTICLE 11

                 COVENANTS OF SELLER AND BUYER FOLLOWING CLOSING

      11.1 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner set forth on Schedule 11.1 attached hereto and made a part hereof ("Allocation"). To the extent that the transactions contemplated in this Agreement or in any other Covered Agreement are required to be reported on any Tax Return of Buyer or Seller, each Party agrees that, to the extent not prohibited by Applicable Law, it will report such transactions as a purchase and sale of property, and that it will allocate for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, the portion of the Purchase Price as set forth on Schedule 11.1 to the Purchased Assets set forth on Schedule 11.1, and neither Party shall take a position inconsistent with the Allocation.

      11.2 Sales/Use Taxes. Seller shall be liable for, and shall timely pay, any and all sales taxes, use taxes and any similar taxes, fees or charges levied or imposed by any Government Authority as a result of the sale and transfer of any of the Purchased Assets, and shall provide Buyer with satisfactory written evidence that such taxes, fees and charges have been timely paid.

                                   ARTICLE 12

                                 INDEMNIFICATION

12.1  Agreement by Seller to Indemnify.


            a. Seller shall, regardless of any investigation made at any time by or on behalf of Buyer or any information that Buyer may have, promptly indemnify, defend and hold harmless, Buyer, its Affiliates, and their respective directors, officers, employees, shareholders and agents (collectively, the "Buyer Indemnitees") with respect to the aggregate of all "Indemnifiable Damages of Buyer". For purposes of this Section 12.1, "Indemnifiable Damages of Buyer" shall mean the aggregate of all claims, losses, costs, judgments, deficiencies, penalties, obligations, liabilities, damages (including, without limitation, indirect, special, incidental and consequential damages), fines, expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs of any bonds necessary to release any attachments of the Purchased Assets or to stay any judgments or perfect any appeals) or diminution in value (collectively, the "Claims"), whether or not any of the Claims result from third party claims or result from the assertion of any of Buyer's rights hereunder, incurred or suffered by any of the Buyer Indemnitees, directly or indirectly, arising out of or relating to:

                  (1) any breach of or default in the observance or performance of any agreement made by Seller in this Agreement or Seller's failure to fulfill any other obligation which it is required to perform or observe in this Agreement;

                  (2) any inaccuracy in any, breach of any, or false or fraudulent, representation or warranty made by Seller in this Agreement;

                  (3) the operation of the Crystallume Business or the ownership or use of any Purchased Asset, prior to the Closing;

                  (4) the failure of Seller to pay, discharge or perform any of the debts, obligations or liabilities of Seller other than the Assumed Liabilities;

                  (5) any product liability claim with respect to products manufactured or sold, or services performed, by Seller prior to the Closing;

                  (6) any product or service warranties, indemnities or guarantees with respect to products manufactured or sold or services performed, by Seller prior to Closing;

                  (7) any environmental action, claim or proceeding with respect to the Premises, any Purchased Asset or the Crystallume Business as to which Buyer is or may become subject, including, without limitation, as a potentially responsible party, which environmental action, claim or proceeding arises from or relates to any act or omission of any Person during the period of time during which Seller occupied the Premises prior to Closing;

                  (8) as to any transaction contemplated in this Agreement, the failure of either Party to comply with the provisions of Article 6 of the California Uniform Commercial Code or any similar "bulk sales" law or similar Applicable Law relating to bulk sales or notices to creditors, or any debt, liability or obligation with respect thereto or arising thereunder; or

                  (9) the investigation or defense of any Claim which is made or brought against any of the Buyer Indemnitees relating to any of the Indemnifiable Damages of Buyer.

      12.2  Agreement by Buyer to Indemnify.

            a. Buyer shall promptly indemnify, defend and hold harmless, Seller, its Affiliates, and their respective directors, officers, employees, shareholders and agents (collectively, the "Seller Indemnitees") with respect to the aggregate of all "Indemnifiable Damages of Seller". For purposes of this
Section 12.2, "Indemnifiable Damages of Seller" shall mean the aggregate of all Claims, whether or not any of the Claims result from third party claims or result from the assertion of any of Seller's rights hereunder, incurred or suffered by any of the Seller Indemnitees, directly or indirectly, arising out of or relating to:

                  (1) any breach of or default in the observance or performance of any agreement made by Buyer in this Agreement, or Buyer's failure to fulfill any other obligation which it is required to perform or observe in this Agreement;

                  (2) any inaccuracy in any, breach of any, or false or fraudulent, representation or warranty made by Buyer in this Agreement;

                  (3) the operation of the Crystallume Business or the ownership or use of any Purchased Asset, subsequent to the Closing, except to the extent such Claims result from or arise out of or constitute Indemnifiable Damages of Buyer;

                  (4) the failure of Buyer to pay, discharge or perform any of the Assumed Liabilities;

                  (5) any product liability claim with respect to products manufactured or sold, or services performed, by Buyer after the Closing;

                  (6) any product or service warranties, indemnities or guarantees with respect to products manufactured or sold or services performed, by Buyer after Closing;

                  (7) any environmental action, claim or proceeding with respect to the Premises, any Purchased Asset on the Crystallume Business as to which Seller is or may become subject, including, without limitation, as a potentially responsible party, which environmental action, claim or proceeding arises from or relates to any act or omission of any Person during the Period of time during which Buyer occupies the Premises after the Closing; or

                  (8) the investigation or defense of any Claim which is made or brought against any of the Seller Indemnitees relating to any of the Indemnifiable Damages of Seller.

      12.3 Rules Regarding Indemnification. The obligations and liabilities of each Party which may be subject to indemnification liability under Section 12.1 or Section 12.2 ("Indemnifying Party") to the Buyer Indemnitees or Seller Indemnitees, as the case may be ("Indemnified Party"), shall be subject to the following terms and conditions:

            a. Claims by Non-Parties - Promptly after receipt by an Indemnified Party of notice of the commencement of any proceeding against it by a third party ("Third Party Claim") which is likely to give rise to Indemnifiable Damages of the Indemnified Party, the Indemnified Party shall give written notice ("Notice of Third Party Claim") to the Indemnifying Party stating the nature of such Claim, the amount thereof and a brief description of the facts and circumstances relating thereto, to the extent known. The Notice of Third Party Claim shall contain or be accompanied by all reasonably appropriate documentation relating to the circumstances giving rise to the Claim, including, without limitation, a copy of all pleadings and other papers served, if any. The failure of an Indemnified Party to give such Notice of Third Party Claim to the Indemnifying Party or delay in giving such Notice of Third Party Claim, will not affect the validity or amount of the Claim and the indemnification obligations of the Indemnifying Party will remain in effect as to such Claim, except to the extent that the Indemnifying Party has been prejudiced in its defense by such failure or delay. If within Thirty (30) days after receiving such Notice of Third Party Claim, the Indemnifying Party advises the Indemnified Party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the Indemnified Party shall not settle or admit liability with respect to the Claim and shall provide the Indemnifying Party and defending counsel reasonable assistance in defending the Claim. If the Indemnifying Party assumes the defense, counsel shall be selected by such Indemnifying Party, which counsel shall be reasonably acceptable to the Indemnified Party, and if the Indemnified Party then retains its own counsel, it shall do so at its own expense, and the Indemnifying Party shall have the right to settle the Claim with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party does not receive a written notice of assumption of the defense as hereinabove provided from the Indemnifying Party within Thirty (30) days after the Indemnifying Party's receipt of such Notice of Third Party Claim, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement affected by the Indemnified Party, and the Indemnified Party may control the defense of such proceeding and, in its sole discretion, may settle or admit liability.

            b. Claims by a Party - The determination of a Claim asserted by one or more of the Buyer Indemnitees or Seller Indemnitees, as the case may be, hereunder (other than as set forth in Section 12.3a), shall be made as follows: the Indemnified Party shall give prompt written notice to the Indemnifying Party of any Claim by the Indemnified Party which has not been made pursuant to
Section 12.3a, stating the nature of such Claim, the amount thereof and a brief description of the facts and circumstances relating thereto, to the extent known. If the Indemnified Party does not receive a written objection to the notice from the Indemnifying Party within Thirty (30) days after the Indemnifying Party's receipt of such notice, the Claim shall be conclusively presumed to be a liability of the Indemnifying Party in an amount equal to such

Claim. If within the aforesaid Thirty (30) day period the Indemnified Party shall have received written objection to the notice (which written objection shall briefly describe the basis of the objection to the notice or the amount thereof, all in good faith), then for a period of Sixty (60) days after the receipt of such objection, the Parties shall attempt to settle the disputed Claim as between the Indemnified Party and the Indemnifying Party. If the Parties are unable to settle the disputed Claim, either Party may bring an action on the dispute as provided in Section 15.20.

      12.4 Set-off. Seller and Buyer each acknowledges and agrees that the Royalty Agreement contains obligations arising out of the transactions described in this Agreement. Seller and Buyer each acknowledges and agrees that the Royalty Agreement contains obligations of Buyer to pay Seller certain sums of money (any and all payments of whatever nature thereunder are referred to herein collectively as the "Obligations"). After the Closing, Buyer shall have the right to recoup and set-off against the Obligations with respect to any Indemnifiable Damages of Buyer under Section 12.1 of the Agreement. Buyer shall promptly so notify Seller of its intent to recoup and set-off against the Obligations and shall provide Seller with the notice required by Section 12.3b. If Seller reasonably disagrees with Buyer's intention to recoup and set-off as set forth herein, Seller shall give written notice thereof to Buyer, within Thirty (30) days after receipt of Buyer's notice. In such event, Buyer shall make all required payments pursuant to the Obligations into an interest-bearing escrow account of Marine Midland Bank, N.A. to be held by Marine Midland Bank, N.A. for the benefit of the Parties as their interests may finally be determined by a court of competent jurisdiction (as provided in Section 15.20), pending resolution of this dispute between the Parties. If the Parties cannot resolve any such dispute within Thirty (30) days after notice is given by Seller, any Party may bring an action on the dispute as provided in Section 15.20.

      12.5 No Event of Default. Notwithstanding anything to the contrary contained in this Agreement or in any other Covered Agreement, any right of recoupment or set-off asserted in good faith by Buyer in substantial compliance with Section 12.4 (including, without limitation, payment into escrow as required thereunder) shall not be an event of default under this Agreement or under any other Covered Agreement, even though it may ultimately be determined by a court that such assertion was improperly made or that Buyer was not reasonably entitled to assert such right.

      12.6 Cumulative Rights and Remedies. The rights and remedies of the Parties under this Article 12 shall be in addition to and cumulative of, and not in lieu or exclusive of, any other rights or remedies of the Parties pursuant to this Agreement or any other Covered Agreement, at law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of, any inaccuracy in or breach of, any representation, warranty or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other statement of facts upon which any claim for such inaccuracy or breach is based may also be the subject matter of any other representation, warranty or agreement as to which there is no inaccuracy or breach.

      12.7 Waiver. No representation or warranty of Seller herein shall be affected or deemed waived by reason of any investigation made by or on behalf of Buyer, including, without limitation, any investigation made by any of its Representatives or by reason of the fact that

Buyer or any of its Representatives knew or should have known that any such representation or warranty is or may be inaccurate.

      12.8  Limitations.

            a. Threshold - No claim for indemnification under Article 12 of this Agreement shall be payable by any Indemnifying Party or otherwise recoverable by any Indemnified Party, by setoff or otherwise, until (and then only to the extent that) the total of all Indemnifiable Damages of Buyer, or the total of all Indemnifiable Damages of Seller, as the case may be, equals or exceeds Ten Thousand Dollars ($10,000.00).

            b. Time of Assertion - No claim for indemnification under Article 12 of this Agreement shall be payable by any Indemnifying Party or otherwise recoverable by any Indemnified Party, by setoff or otherwise, with respect to Claims as to which such Indemnifying Party has not received notice from the Indemnified Party within Twelve (12) months after the Closing Date, except that there shall be no limitation on the time during which indemnification may be sought or obtained for: (1) Third Party Claims related to any debts, obligations or liabilities of Seller of any kind other than the Assumed Liabilities; or (2) any instance of fraud, intentional breach of a covenant or intentional misrepresentation by any Party contained in or relating to this Agreement or any other Covered Agreement.

            c. Seller's Maximum Liability - Seller's maximum liability to Buyer's Indemnitees for indemnification under this Article 12, exclusive of Indemnifiable Damages of Buyer arising from fraud, intentional breach of a covenant or intentional misrepresentation by Seller contained in or relating to this Agreement or any other Covered Agreement, shall not exceed the Purchase Price. Seller shall be liable to Buyer to the extent provided in Section 12.1,


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for Indemnifiable Damages of Buyer arising from fraud, intentional breach of a covenant or intentional misrepresentation by Seller contained in or relating to this Agreement or any Covered Agreement, without limitation.

            d. Buyer's Maximum Liability - Buyer's maximum liability to Seller's Indemnitees for indemnification under this Article 12, exclusive of Indemnifiable Damages of Seller arising from fraud, intentional breach of a covenant or intentional misrepresentation by Buyer contained in or relating to this Agreement or any other Covered Agreement, shall not exceed (1) One Hundred Thousand Dollars ($100,000.00); provided, however, notwithstanding the immediately preceding limitation, (2) Buyer's maximum liability to Seller's Indemnitees for indemnification pursuant to Section 12.2a(4) relating to arising out of the failure of Buyer to pay, discharge or perform any of the Assumed Liabilities arising out of that certain lease described in Schedule 1.1f, Paragraph 1e shall not exceed an amount equal to the Purchase Price reduced by Buyer's liability to Seller's Indemnitees pursuant to Section 12.8d(1). Buyer shall be liable to Seller to the extent provided in Section 12.2, for Indemnifiable Damages of Seller arising from fraud, intentional breach of a covenant or intentional misrepresentation by Buyer contained in or relating to this Agreement or any Covered Agreement, without limitation.

            e. Exclusive Remedy - Notwithstanding anything to the contrary contained in Section 12.6, the Parties acknowledge and agree that this Article 12 is the exclusive remedy of the Parties for damages for breach or misrepresentation of or under this Agreement only (but not under any other Covered Agreement), other than a claim of interpleader based on Buyer's failure to discharge the Assumed Liabilities or Seller's failure to discharge any liabilities of Seller other


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than the Assumed Liabilities; provided, however, the rights and remedies of the
Parties under any other Covered Agreement shall not be limited or affected in any way.

                                   ARTICLE 13

                                 CONFIDENTIALITY

      13.1  Existing Confidentiality Agreements.

            a. Non-Disclosure Agreement - The Parties agree that as to that certain Non-Disclosure Agreement by and between the Parties, dated January 31, 1995: (1) all duties and obligations of Buyer shall terminate at the Closing; and (2) all duties and obligations of Seller shall survive the Closing, as provided therein

            b. Confidentiality Agreement - The Parties agree that as to that certain Confidentiality Agreement by and between the Parties, dated May 27, 1997: (1) all duties and obligations of Buyer shall terminate at the Closing; and (2) all duties and obligations of Seller shall survive the Closing, as provided therein; provided, however, Section 6 of said Confidentiality Agreement shall survive in accordance with its terms.

                                   ARTICLE 14

                                   [Reserved]

                                   ARTICLE 15

                                  MISCELLANEOUS

      15.1 Entire Agreement. This Agreement and the other Covered Agreements constitute the entire agreement by and between the Parties regarding the subject matter contained herein and supersede all prior and contemporaneous undertakings and agreements by and between the Parties, whether written or oral, with respect to such subject matter.


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
      15.2 Amendment. This Agreement shall not be amended except by a writing executed by both Parties.

      15.3 Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, subject to the restrictions against assignment provided in Section 15.4.

      15.4 Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, Buyer shall have the right, without obtaining Seller's prior written consent, upon prior notice to Seller, to assign its rights under this Agreement to any Affiliate of Buyer. No assignment of any rights under this Agreement relieves the assigning Party of primary liability for its obligations under this Agreement, and as between the Parties, the assigning Party shall continue to be liable for all of its obligations under this Agreement as though no assignment has been made.

      15.5 Counterparts. This Agreement may be executed simultaneously in Two
(2) or more counterparts, any of which shall be deemed an original, and all of which together shall constitute one and the same instrument, notwithstanding that both Parties are not a signatory to the original or the same counterpart.

      15.6 Headings. The headings used herein are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.

      15.7 Waiver. Failure by either Party to insist upon strict performance of any provision herein by the other Party shall not be deemed a waiver by such Party of its rights or remedies or a


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waiver by it of any subsequent default by the other Party and no waiver shall be effective unless it is in writing and duly executed by the Party entitled to enforce the provision being waived.

      15.8 Transaction Expenses. Each Party shall pay its own fees, costs and expenses and those of its Representatives with respect to the transactions contemplated in this Agreement and in any other Covered Agreement, and the Closing.

      15.9 Notices. All notices required or permitted hereunder shall be in writing and shall be: (a) sent by telex or facsimile transmission (to be effective when receipt is acknowledged unless sent after 5:00 p.m. on any business day, in which event notice shall be deemed received on the next business day); (b) personally delivered; (c) sent by certified mail, return receipt requested; or (d) sent by a nationally recognized, commercial overnight delivery service with provisions for a receipts, postage or delivery charges prepaid, and, except as otherwise provided in Section 15.9(a), shall be deemed given when personally delivered or when placed in the possession of such mail or delivery service, and addressed to the Parties, as follows:


              To Seller:        Electronic Designs, Inc.
                                One Research Drive
                                Westborough, Massachusetts  01581
                                Attn.:  Frank D. Edwards, Senior Vice President
                                Facsimile no.:  (508) 366-1083


              with a copy to:   Goodwin, Procter & Hoar LLP
                                Exchange Place
                                Boston, Massachusetts  02109-2881
                                Attn.:  Thomas P. Storer, P.C.
                                Facsimile no.:  (617)  523-1231


              To Buyer:         Advanced Refractory Technologies, Inc.
                                699 Hertel Avenue
                                Buffalo, New York 14207
                                Attn.:  Keith A. Blakely, President
                                Facsimile no.:  (716) 875-3746


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              with a copy to:   Damon & Morey LLP
                                1000 Cathedral Place
                                298 Main Street
                                Buffalo, New York  14202-4096
                                Attn.:  Gust P. Pullman, Esq.
                                Facsimile no.:  (716) 856-5521


Notice of change of address shall be given in accordance with the terms of this
Section 15.9 and shall be effective only upon receipt.

      15.10 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.

      15.11 Public Announcements. Except for any announcement intended solely for internal distribution by a Party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of said Party, any media release relating to this Agreement or any of the other Covered Agreements by Buyer within the Ten (10) day period after the Closing shall be coordinated with and approved in writing by Seller prior to the release thereof, which approval shall not be unreasonably withheld or delayed.

      15.12 Third-Party Beneficiaries. With the exception of: (a) the Parties; and (b) the Buyer Indemnitees and the Seller Indemnitees (as provided in Article 12), there shall exist no right of any Person to claim a beneficial interest in this Agreement or any rights arising under this Agreement.

      15.13 Survivability. All representations, warranties and agreements contained herein shall survive and continue to bind the Parties after the execution and delivery of this Agreement and any other Covered Agreement, the Closing, the termination or expiration of this Agreement and any other Covered Agreement, and any investigation conducted by either Party, to the extent


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
and for as long as may be necessary to give effect to the rights, duties and obligations of the Parties pursuant to this Agreement, subject to any applicable statutes of limitations.

      15.14 [Reserved].

      15.15 [Reserved].

      15.16 Post-Closing Communications. Seller shall promptly notify and provide to Buyer any correspondence or other communications received by Seller after the Closing relating to the Crystallume Business or any of the Purchased Assets.

      15.17 Inconsistent Provisions. If any provision of this Agreement is inconsistent with any provision of any other Covered Agreement, the provisions of this Agreement shall be controlling.

      15.18 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal or unenforceable, such provision shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law or equity while preserving its original intent. The invalidity of any part of this Agreement shall not render invalid the remainder of this Agreement.

      15.19 Cooperation. If at any time either Party reasonably requests that any further assignment, conveyance, agreement or assurance is necessary or desirable to fully carry out the provisions of this Agreement and the transactions contemplated in this Agreement or in any other Covered Agreement, including, without limitation, the collection of accounts receivable due either Party hereunder, then the other Party shall execute and deliver, or cause to be executed and delivered, any and all proper assignments, conveyances, agreements and assurances, and do or cause to be done all things necessary or desirable to fully carry out the provisions of this


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Agreement and the other Covered Agreements and the transactions contemplated herein and therein.

      15.20 Disputes. Each Party agrees that any dispute or controversy arising between the Parties hereunder shall be settled in an action commenced and maintained in the United States District Court for the Southern District of New York, or if said Court lacks subject matter jurisdiction, then in the New York Supreme Court, County of New York, and each Party consents to personal jurisdiction in such courts. Seller hereby designates Goodwin, Procter & Hoar LLP, 599 Lexington Avenue, New York, New York 10022, as its authorized agent for service of process within the State of New York.

                                   ARTICLE 16

                                   DEFINITIONS

      16.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

            a. "Affiliate" of a Person means any Person which Controls, is Controlled by, or is under common Control with, such Person.

            b. "Applicable Law" means any and all applicable laws, rules, regulations, statutes, orders and ordinances of any Government Authority.

            c. "Consent" means any consent, estoppel (or other) certificate, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, declaration or filing with, or report, filing, registration or notice to, any Person, including, without limitation, any Government Authority.


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            d. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            e. "Government Authority" means any foreign, federal, state, local or other government, governmental agency or authority or quasi-governmental body, or any entity exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission, court or tribunal or arbitrator.



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      IN WITNESS WHEREOF, each Party has caused this Asset Purchase Agreement to be executed by its duly authorized officer on the day and year first above written.


                              ELECTRONIC DESIGNS, INC.



                              By: /s/ Frank D. Edwards
                                 ---------------------------------------------
                                 Frank D. Edwards, Senior Vice President


                             ADVANCED REFRACTORY TECHNOLOGIES, INC.



                              By:/s/ Keith A. Blakely
                                 ---------------------------------------------
                                 Keith A. Blakely, President


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
                       List of Schedules and Exhibits to
                            Asset Purchase Agreement


      Schedule 1.1a - Inventory
      Schedule 1.1b - Technical Documentation
      Schedule 1.1c - Machinery and Equipment
      Schedule 1.1d - Furniture & Fixtures
      Schedule 1.1e - Assumed Leases
      Schedule 1.1f - Assumed Leases and Contracts
      Schedule 1.1h - Assumed Authorizations
      Schedule 1.1i - Purchased Intellectual Property
      Schedule 1.1j - Licensed Intellectual Property
      Schedule 1.1l- Prepaid Expenses and Deposits
      Schedule 1.1p - Customers/Suppliers Records
      Schedule 2.1b - Assumed Liabilities
      Schedule 3.3 - Proration
      Schedule 4.4 - Consents (Sellers)
      Schedule 4.8 - Intellectual Property
      Schedule 4.10 - Leases and Contracts
      Schedule 4.11 - Authorizations
      Schedule 4.12 - Financial Statements
      Schedule 4.13 - Absence of Certain Changes
      Schedule 4.15 - Major Customers and Suppliers
      Schedule 4.19 - Environmental
      Schedule 4.21 - Employees
      Schedule 4.26 - ERISA
      Schedule 4.27 - Insurance
      Schedule 4.28 - Brokers
      Schedule 4.29 - Related Party Transactions
      Schedule 5.4 - Consents of Buyer
      Schedule 7.2c - Offers of Employment
      Schedule 9.8 - Undelivered Consents
      Schedule 11.1 - Allocation of Purchase Price

      Exhibit A - Employment Agreement with John A. Herb
      Exhibit B - Employment Agreement with Firooz Nasser-Faili
      Exhibit C - Royalty Agreement
      Exhibit D - Security Agreement
      Exhibit E - Confidentiality/Noncompetition Agreement
      Exhibit F - Opinion of Seller's Counsel